Exhibit 3
HSBC HOLDINGS PLC
Extract from the Minutes of a Meeting of the Board of Directors of HSBC Holdings plc held on 21 May 2009
66.5	US Shelf Registration Statement

A paper proposing an amendment to the Company’s US Shelf Registration Statement to provide for the issue of senior debt in the US debt capital markets was noted.

IT WAS RESOLVED THAT:
1.	the Company should amend the HSBC Holdings plc US Shelf Registration Statement (the “US Shelf Registration Statement”) to allow for the issue by the Company of senior debt in the US debt capital markets; and

2.	the resolutions passed by the Board on 27 February 2009 in connection with the US Shelf Registration Statement are to apply equally for senior debt.

HSBC HOLDINGS PLC
Extract from the Minutes of a Meeting of the Board of Directors of HSBC Holdings plc held on 27 February 2009
38.5	Renewal of US Shelf Registration

HSBC Holdings plc established a Shelf Registration Statement in 2002 to facilitate the issuance in the US capital markets of subordinated debt and US dollar preference shares. The US Shelf Registration was last renewed in 2006 and is renewable every three years by the filing of a Form F-3 with the US Securities and Exchange Commission.

IT WAS RESOLVED:
1.	THAT the Company should update the HSBC Holdings plc US Shelf Registration Statement (the “US Shelf Registration Statement”) for the issue of subordinated debt and US dollar preference shares;

THAT a Committee of the Board comprising any two Directors be and is hereby appointed pursuant to Article 112 of the Company’s Articles of Association with full power, authority and discretion to act on behalf of the Company in connection with the US Shelf Registration Statement and to act on behalf of the Company in connection with any documentation relating to the renewal of the US Shelf Registration Statement and any supplements, announcements and further updates of such US Shelf Registration Statement, as well as any issue to be made under such US Shelf Registration Statement; and

3.	THAT without limiting the generality of the foregoing, authority be and is hereby delegated to the Committee, or in the alternative to any Authorised Person (being any Executive Director, Group Managing Director, Group General Manager, Adviser to the Board, Company Secretary, Head of Group Capital Planning and Tax, or other senior executive nominated by the Group Chairman, Group Chief Executive or Group Finance Director) to:
(1)	from time to time update the US Shelf Registration Statement and approve the making of any issue under the US Shelf Registration Statement;

(2)	approve any terms and documentation and to do all other acts or things which it (he or she, as the case may be), in its (his or her) discretion, considers desirable in connection with the US Shelf Registration Statement, including (without limitation) the Detailed Powers specified below;

(3)	delegate to any person approved by the Committee all or any of the Committee’s powers under sub-paragraphs (1) and (2) above within such parameters as the Committee shall, in its discretion, determine and, in connection with such a delegation, to appoint such delegate the attorney of the Company.
For the purposes of this Resolution the “Detailed Powers” referred to above are the power to:
(a)	in the name and on behalf of the Company, approve and authorise the preparation, entry into, execution, delivery and issue of any and all such notes, bonds, contracts, deeds guarantees, indentures, agreements, certificates, final terms, issuer free writing prospectus, documents, powers of attorney and other instruments, and any other instruments, and any and all announcements, prospectuses, prospectus supplements, offering circulars, placement memoranda, listing particulars, amendments to the registration statement or similar documents in connection with the US Shelf Registration Statement;

(b)	appoint third parties to act as issuing and paying agents, fiscal agents, calculation agents, agents for service of process, trustees, underwriters, placement agents or dealers, listing agents, depositaries, registrars, authorised representatives or in any other capacity in connection with the US Shelf Registration Statement;

(c)	authorise the affixing of the Company’s seal to any document and to authorise the execution of any document as a deed (including any power of attorney) in connection with the US Shelf Registration Statement;

(d)	authorise any person to do such acts and things (including the execution of any document on behalf of the Company) in connection with the US Shelf Registration Statement as may be specified by the Committee (or such Authorised Person, as the case may be);

(e)	cause to be made all applications, consents, notices, qualifications, filings and reports with all US, UK or other stock exchanges or governmental, regulatory or similar authorities in connection with the US Shelf Registration Statement; and

(f)	take such other steps as the Committee (or such Authorised Person, as the case may be) may consider desirable in connection with the US Shelf Registration Statement;
For the purposes of this Resolution, references to “in connection with” the US Shelf Registration Statement include both in connection with any update of the US Shelf Registration Statement, as well as in connection with any issue under the US Shelf Registration Statement.

For the benefit of any person dealing with the Company, any determination or certificate by the Committee or by the Company Secretary as to whether or not:
(a)	any transaction is or is not an Issue under the US Shelf Registration Statement; and

(b)	there has been delegated to any person pursuant to paragraph 3(3) above all or any of the Committee’s powers under sub-paragraphs (1) or (2) of paragraph 3, and, if so, whether or not that person is acting within the scope of the relevant delegation, shall be conclusive and any such person dealing with the Company shall be entitled to rely upon such determination or certificate.